Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For further information:	Investor Relations and
Media:	Corporate Communications:
Kerry Beth Daly	Amy Hedison
Fleishman-Hillard	EXACT Sciences
P: (617) 267-8223	P: (508) 683-1252
E: dalyk@fleishman.com	E: ahedison@exactsciences.com

EXACT SCIENCES PRESENTS RESEARCH ON NEW DNA
STABILIZATION TECHNIQUES, SCANNING METHODS AND
GENETIC MARKERS

Marlborough, Mass. – October 3, 2004 – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that its Chief Technology Officer, Anthony P. Shuber, will present information on the Company’s latest applied research efforts on Sunday, October 3, 2004 at 8:00 am (EDT).  The presentation will take place at the Conference on Colon Cancer in Murine Models and the Human, hosted by Jackson Laboratory, in Bar Harbor, Maine.

The presentation by Mr. Shuber, entitled “Technical Challenges and the Development of a Stool DNA Assay for Colorectal Cancer Screening,” focuses both on the Company’s accomplishments to date in developing its commercially available, DNA-based assay, PreGen-Plus™, and on the ongoing efforts of the Company’s applied research group to further improve the assay.  These improvements include minimizing DNA degradation in stool and developing a novel DNA sequence scanning technique, both of which, the Company believes, will further improve assay sensitivity over time.

Mr. Shuber will present data demonstrating the benefit of maximizing DNA stability during sample handling, as well as the substantially increased ability to identify colorectal cancer associated mutations in tissues by utilizing the recently developed scanning technique.  Mr. Shuber will also describe additional efforts to increase the assay’s performance by reconfiguring the assay’s current marker panel with the addition of novel markers.  The Company intends to further investigate and then validate these results in stool samples.

“The beauty of working with DNA lies not only in its challenges but in the belief that these challenges can be overcome,” commented Mr. Shuber.  “The concept of a DNA-based fecal assay for the detection of colorectal cancer has been in the scientific literature for well over a decade, but the technical challenges seemed unsolvable.  In fact, the applied research team at EXACT Sciences was able to address the issues and was the first group to develop robust technologies, which are now commercially available in PreGen-Plus.  Moreover, we knew that we could continue to improve the performance of an assay that is DNA-based by meeting other technical and biological challenges going forward.  I believe that the data to be presented at this conference supports the development of a next-generation assay with even greater sensitivity.  Our research efforts now will be focused on the validation of these new technologies, with the hope that we will be able to create commercially viable technologies that further optimize and enhance the performance of PreGen-Plus.”

About EXACT Sciences Corporation

EXACT Sciences Corporation is a leader in rapidly applying genomics knowledge to develop effective, patient-friendly screening methods to detect cancer early, to assist physicians in saving patients’ lives.  Its first commercial test, PreGen-Plus™, is used for screening colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, however, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, the Company’s research and development strategies and programs and their likely future success, the development of new technologies to enhance the sensitivity of its products in the detection of cancer, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of EXACT Sciences to become profitable; the success of its strategic relationship with LabCorp; its ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ products and services; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower costs through automating and simplifying key operational processes; the inclusion of PreGen-Plus in cancer screening guidelines; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

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